As filed with the Securities and Exchange Commission on December 20, 2018
Registration No. 333-221565

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXPRESS SCRIPTS HOLDING COMPANY
*And the Subsidiary Guarantors listed below
(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-2884094
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Express Way
St. Louis, Missouri 63121
(314) 996-0900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Nicole S. Jones
Executive Vice President and General Counsel
Cigna Corporation
900 Cottage Grove Road
Bloomfield, Connecticut 06002
(860) 226-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

David E. Shapiro, Esq.
Jenna E. Levine, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telephone: (212) 403-1000

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

*TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS

Name of Guarantor Registrant		State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
1.	EXPRESS SCRIPTS, INC.	Delaware	5912	43-1420563
2.	MEDCO HEALTH SOLUTIONS, INC.	Delaware	5912	22-3461740

*	The address of the principal executive office for each of these additional registrants is One Express Way, St. Louis, Missouri 63121. Their telephone number is (314) 996-0900.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-221565) (the “Registration Statement”) of Express Scripts Holding Company, a Delaware corporation (the “Registrant”) and Express Scripts, Inc., a Delaware corporation, and Medco Health Solutions, Inc., a Delaware corporation (together, the “Co-Registrants”), filed with the Securities and Exchange Commission on November 14, 2017, registering an indeterminate amount of common stock, preferred stock, debt securities, guarantees of debt securities, warrants, subscription rights, purchase contracts and purchase units (“Securities”).

On December 20, 2018 pursuant to the Agreement and Plan of Merger, dated as of March 8, 2018, as amended by Amendment No. 1, dated as of June 27, 2018 (the “Merger Agreement”), by and among the Registrant, Cigna Corporation, a Delaware corporation (“Cigna”), Halfmoon Parent, Inc., a Delaware corporation and a direct wholly owned subsidiary of Cigna prior to the Merger (“Holdco”), Halfmoon I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco prior to the Merger (“Merger Sub 1”), and Halfmoon II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco prior to the Merger (“Merger Sub 2”), (a) Merger Sub 1 merged with and into Cigna (the “Cigna Merger”), with Cigna as the surviving entity in the Cigna Merger and a direct wholly owned subsidiary of Holdco, and (b) Merger Sub 2 merged with and into the Registrant (the “Express Scripts Merger” and, together with the Cigna Merger, the “Merger”), with the Registrant as the surviving entity in the Express Scripts Merger and a direct wholly owned subsidiary of Holdco. Upon the consummation of the Merger, Cigna and the Registrant became direct wholly owned subsidiaries of Holdco. In connection therewith, the Registrant and Co-Registrants have terminated all offerings of the Registrant’s and Co-Registrants’ Securities pursuant to the Registration Statement.

This Amendment to the Registration Statement is being filed solely for the purpose of deregistering any and all Securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 20th day of December, 2018.

EXPRESS SCRIPTS HOLDING COMPANY

By:	/s/ Bradley Phillips
Name:	Bradley Phillips
Title:	Vice President and Assistant Treasurer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 20th day of December, 2018.

MEDCO HEALTH SOLUTIONS, INC.
EXPRESS SCRIPTS, INC.

By:	/s/ Bradley Phillips
Name:	Bradley Phillips
Title:	Vice President

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.